Exhibit 99.1

IDT Reports Results for First Quarter Fiscal 2009

NEWARK, NJ — December 8, 2008: IDT Corporation (NYSE: IDT; IDT.C) said today that aggressive cost cutting and strong results from its energy supply business significantly reduced operating losses during the three months ended October 31, 2008.

IDT reported a pretax operating loss of $12.5 million for Q1 2009, compared to a $35.7 million operating loss in the comparable period a year ago (excluding a $40 million one time arbitration award in favor of IDT. Including that award, the gain from operations for Q1 2008 was $4.3 million.)

IDT’s net loss for the quarter was $37.3 million, or $0.51 per share, of which approximately $21 million reflected realized and unrealized losses on investments and marketable securities as a result of the recent global financial and market decline. Net loss in the comparable period a year ago was $33.2 million (again excluding the $40 million arbitration award.)

“We have made substantial progress on the restructuring program since it began earlier this year, and will continue to execute on our turnaround program to restore the Company to profitability and rebuild our balance sheet,” said IDT CEO Jim Courter.

OVERALL RESULTS

IDT revenues fell 5.7% year over year (Q1 2009 compared to Q1 2008) from $468.0 million to $441.4 million. Comparable reductions in direct costs allowed the Company to maintain its gross margin percentage, which increased by 1.4% year over year to 23.1%. The Company reduced total SG&A to $94.9 million, a $20.1 million, or 17.4%, reduction over the comparable period a year ago. Corporate total SG&A during the quarter was $11.1 million, a 38.6% reduction compared to the first quarter of fiscal 2008.

As mentioned above, IDT’s loss from operations was $12.5 million for the first quarter, compared to a $4.3 million gain during the first quarter of 2008 (including the $40 million arbitration award), and a loss of $79.3 million in the preceding quarter. IDT’s net loss for the first quarter was $37.3 million, or $0.51 per share, compared to net income of $6.8 million (including the $40 million arbitration award), or $0.09 per share ($0.08 fully diluted) for the first quarter of 2008, and a net loss of $86.4 million, or $1.15 per share, in the preceding quarter.

RESULTS BY LINE OF BUSINESS

IDT TELECOM

IDT Telecom carried 5.60 billion minutes of traffic in the first quarter of fiscal 2009, a decrease of 4.8% year over year, and average revenue per minute likewise declined by 5.6%. Revenues declined to $353.5 million, down 12.3% year over year and down 6.7% compared with the prior quarter.

Gross margin percentage division-wide declined to 20.5% in the current quarter, compared to 21.6% in Q1 of last year, mostly due to changes in product mix to lower margin wholesale minutes. Gross margin percentage in Q4 2008 was 23.6%, but excluding a $10.9 million one-time regulatory accrual reversal recorded in Q4 2008, gross margin percentage was flat on a sequential basis.

SG&A declined to $63.8 million, down 16.6% year over year, and 9.8% sequentially, reflecting the impact of lower headcount and compensation costs, equipment and software maintenance expenses, and facilities costs. In addition, IDT’s Prepaid Products segment also benefited from reductions in sales and marketing expenses, and in legal, consulting and professional fees.

IDT Telecom’s loss from operations during the quarter was $4.1 million. During the same period a year ago, IDT Telecom reported income from operations of $31.4 million, which included income from a one time $40 million arbitration award. In the fourth quarter of 2008, IDT Telecom’s loss from operations was $34.8 million, which included a $35.0 million restructuring and impairment charge, and the reversal of a regulatory accrual, as mentioned above.

Wholesale Telecommunications Services

Wholesale minutes of use rose to 3.63 billion minutes, a 1.8% increase over the same period a year ago, but a 5.1% decline on a sequential basis. Average revenue per minute declined 6.4% compared to a year ago, and declined 3.7% sequentially. As a result, wholesale carrier revenues during the quarter fell to $160.5 million, a 4.7% decline year over year, and an 8.6% decline sequentially.

Gross margin percentage was 14.7% during the quarter, compared to 15.6% in the same period a year ago, and 14.8% in Q4 2008. The negative impact to gross margin from declining revenue and average revenue per minute was largely mitigated by declines in average termination cost per minute and the planned reductions in our network connectivity costs as we continue to reduce excess capacity.

In addition, we continue to migrate portions of our core network from dedicated capacity time-division multiplexing (TDM) circuits to burstable Internet protocol circuits, which utilize connectivity capacity more efficiently and results in lower overall cost. Our U.S. core network migration towards IP is expected to be mostly completed by the end of fiscal 2009, and our European core network migration is expected to be completed by the end of calendar 2009.

Prepaid Products

IDT’s prepaid products business carried 1.97 billion minutes, a 14.8% decline year over year and a 3.8% drop sequentially, while average revenue per minute, both sequentially and year over year, remained the same. As a result of the volume contraction, prepaid products revenues declined to $175.2 million in the quarter, representing a 16.2% reduction from a year ago, and a 4.9% sequential decline.

Gross margin percentage was 22.5% during the quarter, compared to 23.0% in the same period a year ago, and 23.3% sequentially (excluding the one-time regulatory accrual impact in Q4, as noted above).

Consumer Phone Services

Revenues declined to $17.8 million in the current quarter, a 29.6% drop compared to the same period a year ago, and a 6.0% sequential decline, as a result of continued customer attrition. Gross margin percentage grew to 52.8% in the current quarter, versus 50.5% in the same period a year ago and 50.0% in Q4 2008, as a result of price increases that we implemented beginning in the fourth quarter of fiscal 2008.

Our consumer phone services business is in “harvest mode,” wherein we seek to retain existing customers but do not actively market to new customers, in order to maximize profits by optimally managing both the life-cycle of our customer base as well as the costs associated with operating this business.

The customer base for our bundled, unlimited local and long distance business was approximately 40,700 as of October 31, 2008 compared to 67,500 as of October 31, 2007. The customer base for our long distance-only services was approximately 125,300 as of October 31, 2008 compared to 195,500 as of October 31, 2007.

IDT ENERGY

An expanded customer base and favorable market conditions helped IDT Energy increase revenues and margins while decreasing rates to customers in Q1 2009 compared to Q4 2008. During the quarter, IDT Energy attracted new customers at an accelerated pace. Gross meter acquisitions grew by over 25,000 per month during the quarter versus 14,000 per month during the same period a year ago. The number of meters as of October 31, 2008 was approximately 392,000, up 26% year over year. Consumption per meter for electricity was driven higher in Q1 2009 compared to Q4 2008 by favorable changes in customer demographics as acquisition efforts targeted small commercial customers with higher consumption histories. Churn remained level during the quarter, but was slightly higher than the sequential and year over year quarters.

Revenues for the quarter grew to $67.2 million, up 59.6% (56.5% for electric, 73.9% for gas) year over year but down 11% from the sequential quarter as electric revenues fell with the end of the summer cooling season. The gross margin percentage rose to 30.1% from 12.9% a year ago and up from 12.2% during the previous quarter. Because IDT Energy relies heavily on the spot markets for its gas and electric supplies, it was well positioned to improve its margins as its costs declined during Q1 2009 and competitors did not drop the prices they charged customers as significantly. SG&A increased to $8.7 million from $3.7 million a year earlier, a 134.4% increase. SG&A costs were impacted by the expanded sales program including higher per customer acquisition costs, and increased purchase of receivable fees charged by the incumbent utilities. IDT Energy reported $11.1 million in income from operations during the quarter, compared to $1.7 million in the year ago quarter.

IDT CARMEL

IDT Carmel, IDT’s receivables portfolio management and collection business, reported revenues of $8.9 million, an 8.4% reduction in quarterly earnings year over year and a 20.3% decline sequentially as its debt portfolios continued to age. IDT Carmel acquired no additional debt during the quarter, and revenues from the current portfolio were in-line with internal expectations.

Direct cost of revenues during the first quarter increased to $7.0 million, up 9.8% from the comparable period a year ago, as IDT Carmel increasingly utilized the court system to improve its collections. Collections utilizing the court system typically entail higher up-front costs for court filing fees while enhancing long term returns. IDT Carmel reduced direct costs of revenues 15% sequentially by consolidating its call centers and trimming its collections workforce. Gross margin percentage in the current quarter was 21.1%, down from 34.2% in the comparable period a year ago, and down from 26.0% in the fourth quarter of fiscal 2008. The decreased margins resulted from the increased direct costs and lower revenue as explained above.

At $1.8 million, total SG&A in the first quarter of fiscal 2009 was 45.1% higher year over year and 23.6% higher sequentially. The increase resulted principally from increased salaries resulting from IDT Carmel’s upgraded management team. IDT Carmel’s loss from operations during the current quarter was $0.7 million, compared to $2.0 million in income from operations during the first quarter of fiscal 2008.

Going forward, collections utilizing the court system are expected to enhance future recovery rates and margins, while constraining costs as more court filing and other legal costs are funded by the outsourcers on a contingency basis. During the second quarter of fiscal 2009, IDT Carmel bought out its partner and assumed managerial control over its joint venture with First Financial Portfolio Management. IDT Carmel expects improved returns from this portfolio as a result.

IDT CAPITAL

IDT Capital unit’s revenues declined by 11.7% year over year and 18.4% sequentially to $11.8 million as management continued to shut down or dispose of unprofitable business initiatives. Nevertheless, revenue of the Local Media Group—comprised of CTM Media Group, WMET, and IDW Publishing – now the fourth largest comic book publisher in the United States – rose to $9.1 million, up 16.5% from a year ago. The end of the prime tourist season impacted CTM and reduced sequential revenue for the Local Media Group by 12.5%.

Significant reductions in payroll and commissions at CTM reduced total SG&A for the Local Media Group by 6.5% year over year and 21.8% sequentially to $4.5 million.

IDT Capital reported an operating loss of $6.1 million for the current quarter, a 47.4% improvement over the same period a year ago, and a 74.6% improvement compared to the previous quarter.

Zedge (http://www.zedge.net), a destination for free mobile content, continues to see strong user growth. The site is visited by just over 8 million unique visitors per month, mostly males in the 18 to 35 year old age bracket. The combined web and mobile traffic now averages over 14 million daily page views and 2 million daily downloads. Additionally, management launched Zedge Pro, allowing professional users to mobilize and market their content.

Zedge’s revenues are derived from advertising. Zedge’s sales force has begun to monetize both the web and mobile sites. Zedge, which has a truly global following, continues to increase in popularity in the United States, which enhances its revenue potential. The group expects to be break-even by the end of fiscal 2009.

American Shale Oil, LLC., (AMSO LLC), IDT’s U.S. Oil Shale research and development subsidiary, began drilling to characterize the resources within its federal leasehold in western Colorado on November 11, 2008. Site work is proceeding according to AMSO’s revised plan of operations approved by the Bureau of Land Management on October 17, 2008. During the first quarter of fiscal 2009, IDT Alternative Energy’s research and development expenses and other costs were $0.9 million, compared to $0.8 million in the preceding quarter.

OTHER RECENT DEVELOPMENTS

During the first quarter of fiscal 2009, IDT purchased an aggregate of 4.6 million shares of its Class B Common Stock and Common Stock for $2.9 million under an existing stock buyback program. As of December 5, 2008, IDT had acquired an additional 2.3 million shares for $1.9 million, and 10.2 million shares remained authorized for repurchase under the current stock buyback plan.

During the first quarter of fiscal 2009, IDT announced that its Chairman, Howard Jonas, agreed to receive the next five years’ base salary in stock in lieu of cash. Mr. Jonas was granted 3.5 million restricted shares of the Company’s Class B common stock and 2.7 million restricted shares of the Company’s common stock in lieu of a cash base salary beginning January 1, 2009 through December 31, 2013. In addition, IDT’s CEO and Vice Chairman, Jim Courter, was granted 1.1 million restricted shares of Class B common stock in lieu of a cash base salary from January 1, 2009 until October 21, 2009

As part of its broader initiative to focus operations on core businesses, on December 1, 2008, IDT announced an agreement to sell its European prepaid payment services business to NEOVIA Financial Plc for $15.05 million. The assets sold include approximately $10 million in securities held pursuant to regulatory requirements. The proposed transaction is subject to regulatory approval and the consent of MasterCard®.

On December 8, 2008, IDT entered into an installment agreement with the IRS whereby the Company will pay $55 million of the remaining $67 million owed to the IRS by mid-February, 2009, and the remaining balance by mid-June 2009. Interest and penalties will continue to accrue on any unpaid amounts. The Company anticipates having sufficient cash available to meet this obligation.

On September 30, 2008 and October 8, 2008, IDT received notices from the New York Stock Exchange (NYSE) that it was no longer in compliance with the market capitalization threshold and the $1.00 minimum price requirement, respectively, required for continued listing. IDT has submitted to the NYSE a plan to regain compliance. The plan is currently in the review process and IDT expects to receive the NYSE’s response by early January of 2009. If IDT’s final plan is rejected, the NYSE will commence delisting procedures. If IDT’s final plan is accepted by the NYSE, the Company will have until April 8, 2009 and March of 2010 to regain compliance with the minimum stock price and market capitalization standards respectively. The NYSE will monitor compliance with the plan and may commence delisting procedures prior to either deadline if IDT fails to meet the milestones set forth in its plan.

IDT CONFERENCE CALL INFORMATION

Conference call today, December 8, 2008, at 5:00 PM Eastern Time.

From the U.S., please dial 877-407-8033, Passcode IDT.

International callers, please dial 201-689-8033, Passcode IDT.

Replay available for one week at:

1-877-660-6853, Account #: 286; Conference ID #: 305173 for domestic callers, or

1-201-612-7415, Account #: 286; Conference ID #: 305173 for international callers.

Webcast of the conference call will be available at the direct link on www.idt.net. An archived copy of the call will be available at the IDT Website, in the Investor Relations section under the Presentations heading for at least six months after the call.

Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer-focused multinational holding company.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our retail telecommunications services, particularly our prepaid calling card business; availability of termination capacity; financial stability of our customers; our ability to maintain carrier agreements with foreign carriers; effectiveness of our marketing and distribution efforts; increased competition, particularly from regional bell operating companies; our ability to manage our growth; impact of government regulation; our ability to obtain telecommunications products or services required for our products and services; and general economic conditions, particularly in the telecommunications markets. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

973-438-3838

william.ulrey@idt.net

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2008	July 31, 2008
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$122,401	$164,886
Restricted cash and cash equivalents	22,110	4,133
Marketable securities	73,414	111,462
Trade accounts receivable, net of allowance for doubtful accounts of $20,726 at October 31, 2008 and $21,589 at July 31, 2008	145,722	178,642
Prepaid expenses	22,801	23,881
Investments—short-term	16,974	22,563
Other current assets	68,291	70,416

Total current assets	471,713	575,983
Property, plant and equipment, net	218,261	229,931
Goodwill	73,982	74,509
Licenses and other intangibles, net	8,353	9,437
Investments—long-term	27,514	40,295
Deferred income tax assets, net	2,106	2,300
Other assets	66,066	70,520

Total assets	$867,995	$1,002,975

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$54,088	$82,976
Accrued expenses	179,989	203,487
Deferred revenue	76,567	88,618
Income taxes payable	106,340	123,000
Capital lease obligations—current portion	8,327	9,316
Notes payable—current portion	2,206	2,115
Other current liabilities	12,789	15,021

Total current liabilities	440,306	524,533
Capital lease obligations—long-term portion	9,940	11,148
Notes payable—long-term portion	99,629	100,150
Other liabilities	17,863	18,957

Total liabilities	567,738	654,788
Minority interests	5,456	5,850
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 27,725 and 25,075 shares issued and 16,184 and 14,542 shares outstanding at October 31, 2008 and July 31, 2008, respectively	277	251
Class A common stock, $.01 par value; authorized shares—35,000; 9,817 shares issued and outstanding at October 31, 2008 and July 31, 2008	98	98
Class B common stock, $.01 par value; authorized shares—200,000; 67,481 and 63,904 shares issued and 51,225 and 51,249 shares outstanding at October 31, 2008 and July 31, 2008, respectively	675	639
Additional paid-in capital	717,873	716,598
Treasury stock, at cost, consisting of 11,541 and 10,533 shares of common stock and 16,256 and 12,655 shares of Class B common stock at October 31, 2008 and July 31, 2008, respectively	(288,430)	(285,536)
Accumulated other comprehensive (loss) income	(1,967)	6,754
Accumulated deficit	(133,725)	(96,467)

Total stockholders’ equity	294,801	342,337

Total liabilities and stockholders’ equity	$867,995	$1,002,975

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended October 31,
	2008	2007
	(in thousands, except per share data)
Revenues	$441,354	$468,054
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	339,340	366,464
Selling, general and administrative (i)	94,944	115,008
Depreciation and amortization	14,029	17,819
Bad debt	1,900	2,307
Research and development	1,644	371
Restructuring and severance charges	2,017	1,743

Total costs and expenses	453,874	503,712
Arbitration award income	—	40,000

(Loss) income from operations	(12,520)	4,342
Interest (expense) income, net	(932)	2,378
Other (expense) income, net	(21,202)	6,333

(Loss) income from continuing operations before minority interests and income taxes	(34,654)	13,053
Minority interests	364	(626)
Provision for income taxes	(2,968)	(3,835)

(Loss) income from continuing operations	(37,258)	8,592
Discontinued operations, net of tax:
Loss on sale of discontinued operations	—	(1,812)

Net (loss) income	$(37,258)	$6,780

Earnings per share:
Basic:
(Loss) income from continuing operations	$(0.51)	$0.11
Loss on sale of discontinued operations	—	(0.02)

Net (loss) income	$(0.51)	$0.09

Weighted-average number of shares used in calculation of basic earnings per share	72,960	79,624

Diluted:
(Loss) income from continuing operations	$(0.51)	$0.10
Loss on sale of discontinued operations	—	(0.02)

Net (loss) income	$(0.51)	$0.08

Weighted-average number of shares used in calculation of diluted earnings per share	72,960	80,228

(i) Stock-based compensation included in selling, general and administrative expenses	$1,337	$1,430

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended October 31,
	2008	2007
	(in thousands)
Net cash used in operating activities	$(53,029)	$(55,397)
Investing activities
Capital expenditures	(2,891)	(9,175)
Collection of notes receivable, net	15	413
Investments and acquisitions	—	(11,947)
Restricted cash and cash equivalents	(17,977)	174
Proceeds from redemptions of investments	5,000	—
Proceeds from sale of building	—	5,388
Purchase of debt portfolios	—	(36,871)
Principal collections and proceeds on resale of debt portfolios	3,607	6,927
Proceeds from sales and maturities of marketable securities	52,312	419,912
Purchases of marketable securities	(19,890)	(293,891)

Net cash provided by investing activities	20,176	80,930
Financing activities
Distributions to minority shareholders of subsidiaries	(639)	(1,088)
Proceeds from sale of stock of subsidiary	987	—
Repayments of capital lease obligations	(2,259)	(4,538)
Repayments of borrowings	(507)	(681)
Repurchases of common stock and Class B common stock	(2,894)	(38,190)

Net cash used in financing activities	(5,312)	(44,497)
Effect of exchange rate changes on cash and cash equivalents	(4,320)	1,790

Net decrease in cash and cash equivalents	(42,485)	(17,174)
Cash and cash equivalents, beginning of period	164,886	151,404

Cash and cash equivalents, end of period	$122,401	$134,230

Supplemental schedule of non-cash investing activities
Purchases of property, plant and equipment through capital lease obligations	$95	$234

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED OCTOBER 31, 2009

Figures may not foot or cross-foot due to rounding

(In thousands)	Total IDT Corporation	Wholesale Telecom	Calling Cards Telecom	CPS Telecom	IDT Carmel	IDT Energy	IDT Capital	Corporate
STATEMENT OF OPERATIONS DATA

Revenues	$441,354	$160,517	$175,243	$17,779	$8,852	$67,160	$11,803	$—

Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	339,340	136,872	135,785	8,389	6,984	46,967	4,344	—
Selling, general and administrative	94,944	19,401	39,907	4,496	1,794	8,703	9,592	11,050
Bad debt	1,900	528	1,721	(1,044)	243	340	112	—
Research and development	1,644	—	849	—	—	—	795	—
Depreciation and amortization	14,029	2,890	8,346	325	152	30	1,952	334
Restructuring and severance charges	2,017	(22)	(722)	(36)	389	15	1,065	1,328

Total costs and expenses	453,874	159,669	185,886	12,130	9,562	56,055	17,860	12,712

(Loss) income from operations	(12,520)	$848	$(10,643)	$5,649	$(710)	$11,105	$(6,057)	$(12,712)

Interest expense, net	(932)
Other expense, net	(21,202)

Loss before minority interests and income taxes	(34,654)
Minority interests	364
Provision for income taxes	(2,968)

Net (loss)	$(37,258)